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                                                                    EXHIBIT 23.1

                        CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
Price Communications Wireless, Inc.
(formerly Palmer Wireless, Inc.):

We consent to the inclusion of our report dated January 31, 1997, with respect to the consolidated balance sheet of Palmer Wireless, Inc. and subsidiaries, as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1996, which report appears in the Form S-4 of Price Communications Wireless, Inc. and to the reference to our firm under the heading "Experts" in the Prospectus.

                                          /s/ KPMG PEAT MARWICK LLP

                                          KPMG Peat Marwick LLP

Des Moines, Iowa
September 18, 1998